UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material under Sec.240.14a-12

Eargo, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 4, 2022, Eargo, Inc. (“Eargo” or the “Company”) held an investor update conference call in connection with the proxy solicitation for Eargo’s 2022 Annual Meeting of Stockholders. A transcript of the investor conference call can be found below:

Operator

Good afternoon, and welcome to the Eargo Investor Update Call. All participants will be in listen-only mode and there will be no live Q&A. Please note, this event is being recorded.

I would now like to turn the conference over to Nick Laudico, Senior Vice President, Strategy and Investor Relations. Please go ahead.

Nick

Thanks operator. Welcome to the Eargo Investor Update Call. Joining me on the call are Christian Gormsen, Chief Executive Officer and Adam Laponis, Chief Financial Officer.

With that said, I will now turn the call over to Christian Gormsen, Eargo’s Chief Executive Officer.

Christian

Thanks Nick and thank you everyone for joining us today. As many of you know, we have our annual meeting scheduled for October 12th. At that meeting, stockholders will be voting on, among other things, Proposals Four, Five and Six, each of which are crucially important to the future of Eargo.

On today’s call, I want to make an important request of our stockholders. I will reiterate why Proposals Four, Five and Six are so critical and why management and the Board are recommending stockholders vote FOR each of them.

To update all of you, we are making good progress, but we’re not at the finish line. We have not yet received all the votes we need to pass the proposals that are critical to the Company.

What we would like to stress on this call, and the reason we are engaging in extensive efforts to get out the vote, is that Proposals Four and Five each require a majority vote of all outstanding shares in order to pass. Proposal Four provides the Board of Directors with the discretion to amend the charter to effect a reverse split in order to mitigate the risk of delisting by Nasdaq given our low share price. Proposal Five amends the charter to authorize additional shares of common stock so that we can carry out our 375 million share rights offering for stockholders. At this time, we have not yet received all of the votes required to pass Proposal Five. We’ll go into more detail on these proposals and their background in a little while on this call.

First, let’s talk about how to vote. We recognize that, for many of you, this voting process may be new or unfamiliar. If you were a stockholder who owned shares of our common stock at the close of business on September 6, 2022, the record date, then you are entitled to vote on these proposals.  Voting is a very simple process that should take no more than a few minutes on your mobile device, computer or tablet.

You can vote by proxy over the internet, by visiting www.proxyvote.com and following the instructions provided on your proxy card or voting instruction form. You can also vote with your proxy card by calling 1-800-690-6903 with a touch-tone phone to vote using an automated system. That’s 1-800-690-6903.

If you do not have your proxy card or if you have any questions regarding our proposals or the annual meeting, you can call Morrow Sodali, our proxy solicitor, at 1-800-662-5200, Monday to Friday, 9:00 a.m. to 9:00 p.m. Eastern Time to speak with a proxy specialist. Again, that’s 1-800-662-5200. For assistance with voting your shares, you can call Morrow Sodali at 1-877-787-9239.

Most of you will find online voting to be the easiest path. I need to remind you to check your emails, and check your spam emails. Once you have your control number, the process should take just a few minutes.

With that said, I will now turn the call over to Adam Laponis, Eargo’s Chief Financial Officer.

Adam

Thanks, Christian and thank you everyone for joining this call. As a brief background for Proposals Five and Six, in June of 2022, we closed a $100 million convertible note financing with Patient Square Capital. This financing is providing critical capital allowing us to focus on our core business initiatives. The notes are a form of debt that must be repaid or converted and are secured against the Company’s assets.

The terms of the notes require that we complete what is called a rights offering by December 24, 2022.  The proposed rights offering gives our existing stockholders the opportunity to purchase their proportionate share of 375 million newly issued shares of our common stock at a purchase price of $0.50 per share. The proceeds from the proposed rights offering will be used to repay Patient Square’s notes at a premium. Any notes not repaid will be converted into shares of the Company.

The rights offering will allow stockholders to participate in financing the Company and avoid a reduction in their percentage shareholdings of the Company. Depending on the level of stockholder participation in, and the timing of, the offering, Patient Square may end up owning as much as 90.5% of the Company if no stockholders participate in the offering, or not own any of the Company if stockholders purchase all 375 million shares.

Following the completion of the Rights Offering, the Company will have no debt to Patient Square on its balance sheet and the Company will have raised up to an additional $37.5 million, excluding transaction expenses.

However, in order to complete this proposed rights offering, we need a majority vote of all outstanding shares of common stock to approve Proposal Five, which will amend the Company’s charter to increase its authorized common stock. We cannot complete the rights offering if the Company does not have enough shares of common stock authorized for issuance in its charter to issue the 375 million new shares contemplated by the offering. We also need a majority of votes cast FOR Proposal Six, to approve the issuance of shares of common stock to Patient Square upon conversion of its notes, for purposes of applicable Nasdaq listing rules.

Approving Proposals Five and Six and completing the rights offering are both requirements under the terms of the convertible notes. If stockholders do not approve Proposal Five or Proposal Six and the Company is unable to complete the proposed rights offering, Eargo will be in default on the convertible notes. Patient Square could then demand immediate repayment of the notes. Since we do not anticipate being able to make such repayment, we would expect Patient Square to begin seizing the company’s assets in that scenario. As a result, stockholders would likely lose all or substantially all of their investment in our common stock.  We need stockholders to vote FOR Proposals Five and Six to help ensure this does not happen.

Additionally, I’d like to note that both leading independent proxy advisory firms, Glass Lewis and Institutional Shareholder Services (or, ISS) recommend that shareholders support Proposals Five and Six. At this time, we have not yet received all of the votes required to pass Proposal Five.

We also urge shareholders to vote FOR Proposal Four, which would provide the Board with discretion to effect a reverse stock split with a ratio in a range of 1-for-5 and 1-for-50. As a company listed on the Nasdaq Stock Market LLC, the Company is subject to certain continuing listing requirements, including that the Company maintain a closing price of at least $1.00 per share. The closing price per share of our common stock has fallen below $1.00 at various times over the last few months and may do so again. If the closing price of our common stock falls below $1.00 per share again and remains below $1.00 per share for thirty consecutive trading days, the Company could receive a delisting notice from Nasdaq.

Any potential delisting of the Company’s common stock from Nasdaq would likely have very serious consequences for the Company and its stockholders.

A common method that companies use to maintain compliance with the continuing listing rules is to effect a reverse stock split, which is designed to decrease the number of share of common stock outstanding and proportionately increase the market price of the shares outstanding. The Board has asked stockholders to approve a range of reverse stock split ratios in order to give the Board adequate flexibility to respond to market conditions and the volatility of our share price.  Because a reverse stock split requires an amendment to the Company’s charter, the Board will need the affirmative vote of holders of a majority of all outstanding shares in order to take such action.

Our Board has recommended shareholders vote FOR Proposal Four to provide the Board with a tool (that is, a reverse stock split) that it may use to maintain the per share closing price above the $1.00 threshold and avoid a delisting.

Additionally, we would like to stress that to the extent stockholders approve the reverse stock split and the Board determines that it would like to implement the reverse stock split, it would only occur AFTER the closing of the rights offering. While Proposal Five amends our charter to increase our authorized common stock and Proposal Four amends our charter to consolidate our existing common stock with the reverse stock split, these proposals are NOT alternative choices. They are unrelated to one another. The Company must pass Proposal Five in order to increase our authorized common shares so that we can complete the rights offering. On the other hand, the Board will only implement Proposal Four if, after the rights offering is complete, the Company’s stock is at risk of falling and remaining below $1.00 per share.

Additionally, I’d like to note that both Glass Lewis and ISS recommend that shareholders support Proposal Four.

I’d now like to turn the call back to Christian for some closing remarks.

Christian

Thanks so much for that Adam. As you all heard moments ago, your vote on these proposals is crucial to the Company. My request is simple: any and all stockholders, whether new or old, and no matter how many shares you hold or held, please go vote immediately. Let your voice be heard. If you held shares as of the market’s close on September 6, the record date for our annual meeting – even if you don’t hold those shares today – you can still vote those shares.

To reiterate, it is incredibly important that you exercise your right to vote and, in particular, vote “FOR” Proposals Four, Five and Six. Proposal Four is the reverse stock split proposal, which Adam just walked us through. And each of Proposals Five and Six must pass for the Company to not default on its convertible notes, which could be dire for all stockholders. If EITHER of Proposals Five or Six doesn’t pass, Patient Square could be able to seize Eargo’s assets and our common stock could lose all or substantially all of its value. That means your investment could become worthless. Protect your investment and VOTE NOW. There is only one week left to make your voice heard.

Please see the “Your Vote is Needed” section of our IR website for more information on the proposed rights offering, Proposals Four,  Five, and Six and, importantly, how to vote. You will also find on that website all the relevant filings with the SEC related to the 2022 Annual Meeting.

Thank you so much for your time and continued support of Eargo.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical fact contained in this communication are forward-looking statements, including statements regarding the investment by Patient Square Capital, including the conversion of the notes, the terms of the anticipated rights offering, including the timing of the anticipated rights offering, or if it will occur at all, stockholder participation in the offering and the results of certain related proposals to be voted on by stockholders.  Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to the conversion of the notes issued pursuant to the Patient Square Capital investment; the timing of the anticipated rights offering, or if it will occur at all, stockholder participation in the offering and the results of certain related proposals to be voted on by stockholders.  These and other risks are described in greater detail under the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission (the “SEC”).  Any forward-looking statements in this communication are made pursuant to the Private Securities Litigation Reform Act of 1995, as amended, are based on current expectations, forecasts and assumptions, and speak only as of the date of this communication.  Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

The Company has filed a definitive proxy statement with the SEC for the Annual Meeting to which this communication relates and has mailed the definitive proxy statement and other documents to record holders as of September 6, 2022.  Before you vote, you should read the definitive proxy statement and other proxy solicitation materials the Company has filed with the SEC for more complete information about the Company, the 2022 Annual Meeting and the proposals to be voted on. The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering.   You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain copies of the definitive proxy statement and the other proxy solicitation materials, including a replacement proxy card, as well as the prospectus, by contacting Morrow Sodali, the Company’s proxy solicitor and the information agent for the offering, at:

Morrow Sodali LLC
333 Ludlow Street
5th Floor, South Tower
Stamford, Connecticut 06902
Individuals call toll-free: (800) 662-5200
Banks and Brokerage Firms, please call (203) 658-9400
E-mail: EAR.info@investor.morrowsodali.com

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stock in respect of the proposals to be voted on by stockholders at the Company’s Annual Meeting. Information about the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is set forth in the Definitive Proxy Statement for the Annual Meeting, which was filed with the SEC on September 13, 2022, and in other documents filed by the Company, including on behalf of such individuals, with the SEC.

No Offer or Solicitation

This communication shall not constitute (i) a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed rights offering or (ii) an offer, nor a solicitation of an offer, of the sale or purchase of securities, nor shall any securities of the Company be offered or sold in any jurisdiction in which such an offer, solicitation or sale would be unlawful. It is an outline of matters for discussion only.  Neither the SEC nor any state securities commission has approved or disapproved of the transactions contemplated hereby or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.  In connection with the proposed rights offering transaction discussed herein and the stockholder votes related thereto, a registration statement on Form S-1 (File No. 333-267071) (the “Registration Statement”) was filed with the SEC on August 25, 2022 and a definitive proxy statement related to the Company’s 2022 Annual Meeting of Stockholders to be held on October 12, 2022 (as amended, the “Definitive Proxy Statement”) was filed with the SEC on September 13, 2022.  The Company intends to file other relevant materials with the SEC in connection with the proposals to be voted on by the stockholders.  Stockholders of the Company are urged to read the Registration Statement and the documents incorporated by reference therein and the Definitive Proxy Statement before making any voting or investment decision with respect to the stockholder proposals and the proposed rights offering, respectively, because they will contain important information regarding such proposals and the proposed rights offering transaction.  You should not construe the contents of this communication as legal, tax, accounting or investment advice or a recommendation.  You should consult your own counsel and tax and financial advisors as to legal and related matters concerning the matters described herein.